Exhibit 5.1

760 SW Ninth Avenue, Suite 3000
Portland, OR 97205
August 8, 2023

FormFactor, Inc.
7005 Southfront Road
Livermore, California 94551

We have acted as counsel for FormFactor, Inc. (the “Company”) in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering 2,500,000 shares of Common Stock (the “Shares”) issuable in connection with the FormFactor, Inc. Employee Stock Purchase Plan (the “Plan”). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

        Based on the foregoing, it is our opinion that:

        1.    The Company is a corporation duly organized and validly existing under the laws of the state of Delaware; and

        2.    The Shares have been duly authorized and, when issued pursuant to the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ STOEL RIVES LLP
STOEL RIVES LLP